SCHEDULE C Unaudited interim consolidated statements of financial position of Good as at September 30, 2015 and December 31, 2014 and the related condensed consolidated statements of operations and cash flows for the nine months ended September 30, 2015 and 2014

Good Technology Corporation CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except per share amounts) (Unaudited and Preliminary) September 30, 2015 December 31, 2014 ASSETS Current assets: Cash and cash equivalents $ 14,507 $ 24,496 Accounts receivable, net 41,688 51,348 Restricted cash 11,353 5,957 Deferred commissions, current portion 9,244 9,397 Prepaid expenses and other current assets 13,369 7,406 Total current assets 90,161 98,604 Property and equipment, net 9,887 13,129 Deferred commissions, non-current portion 12,382 16,240 Intangible assets, net 53,375 66,614 Goodwill 200,233 200,233 Restricted cash 1,118 9,411 Other assets 727 6,170 Total Assets $ 367,883 $ 410,401 LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND DEFICIT Current liabilities: Accounts payable $ 27,558 $ 16,841 Accrued compensation and related benefits 11,196 13,483 Income taxes payable, current portion 1,246 1,738 Note payable, current 77,465 — Deferred revenue, current 184,398 166,195 Accrued and other liabilities 58,836 14,624 Total current liabilities 360,699 212,881 Deferred revenue, non-current 204,077 258,769 Notes payable, non current — 56,146 Warrant liability 8,773 22,801 Income taxes payable, net of current portion 3,304 3,280 Other non-current liabilities 3,501 6,446 Total non-current liabilities 219,655 347,442 Total Liabilities 580,354 560,323 Commitments and contingencies (Note 7) Redeemable convertible preferred stock: $0.0001 par value; 151,423 authorized and 145,763 shares issued and outstanding as of September 30, 2015 and December 31, 2014 (liquidation preference of $267,384 as of September 30, 2015) 284,403 284,403 Deficit: Common stock: $0.0001 par value; 311,000 shares authorized as of September 30, 2015 and December 31, 2014; 75,137 shares issued and outstanding at September 30, 2015, and 73,356 shares issued and outstanding at December 31, 2014 7 7 Additional paid-in capital 280,981 269,831 Accumulated deficit (777,862) (704,163) Total Deficit (496,874) (434,325) Total Liabilities, Redeemable Convertible Preferred Stock and Deficit $ 367,883 $ 410,401 The accompanying notes are an integral part of these condensed consolidated financial statements. C-1

Good Technology Corporation. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) (Unaudited and Preliminary) Nine Months Ended September 30, 2015 2014 Revenues Recurring $ 79,732 $ 57,530 Perpetual licenses 44,823 46,076 Intellectual property 22,866 14,889 Other 26,456 34,220 Total revenues 173,877 152,715 Cost of revenues (1) 41,891 39,333 Gross profit 131,986 113,382 Operating expenses (1) Research and development 58,274 63,143 Sales and marketing 73,794 83,205 General and administrative 60,752 32,642 Total operating expenses 192,820 178,990 Loss from operations (60,834) (65,608) Other expense, net (113) (4,274) Interest expense, net (11,785) (2,515) Loss before provision for income taxes (72,732) (72,397) Provision for income taxes (967) (1,592) Net loss (73,699) (73,989) (Income) loss attributable to noncontrolling interest — (1) Net loss attributable to Good Technology Corporation common stockholders $ (73,699) $ (73,990) Basic and diluted net loss attributable to Good Technology Corporation common stockholders per share $ (0.99) $ (1.15) Weighted-average shares used in computing basic and diluted net loss attributable to Good Technology Corporation common stockholders per share 74,533 64,447 (1) Amounts include stock-based compensation expense, as follows: Cost of revenues $ 557 $ 894 Research and development 2,422 4,104 Sales and marketing 2,951 2,980 General and administrative 4,146 4,185 $ 10,076 $ 12,163 The accompanying notes are an integral part of these condensed consolidated financial statements. C-2

Good Technology Corporation CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited and Preliminary) Nine Months Ended September 30, 2015 2014 Cash flows from operating activities Net loss $ (73,699) $ (73,989) Adjustments to reconcile net loss to net cash used in operating activities: Stock-based compensation 10,076 12,163 Excess tax benefit from stock option transactions — (432) Depreciation and amortization 18,600 16,936 Amortization of debt discount 5,124 — Amortization of debt issuance costs 579 746 Loss on early extinguishment of debt — 2,389 Write-off of initial public offering costs 5,003 — Foreign currency (gain) loss (102) 483 Deferred income taxes 212 141 Provision for (recovery of) bad debts 206 12 Loss on remeasurement of fair value of warrant liability and put option 437 — Changes in operating assets and liabilities, net of acquisition: Accounts receivable, net 9,476 7,976 Deferred commissions 4,011 (895) Prepaid expenses and other current assets (6,136) (4,259) Other assets — 861 Income tax payable (468) 20 Accounts payable and other liabilities 33,303 3,590 Deferred revenue (36,489) 4,778 Net cash used in operating activities (29,867) (29,480) Cash flows from investing activities Acquisition, net of cash acquired — (9,655) Change in restricted cash 2,897 (14,933) Purchases of property and equipment (3,110) (4,707) Net cash used in investing activities (213) (29,295) Cash flows from financing activities Proceeds from the issuance of common stock 1,074 3,348 Excess tax benefits from stock option transactions — 432 Proceeds from issuance of preferred stock — 1,765 Principal payments on capital leases (7) (21) Borrowings on notes payable/bridge loan 20,000 85,043 Payments on notes payable/bridge loan — (23,531) Payments on revolving line of credit, including commitment fees — (10,125) Acquisition of noncontrolling interest — (116) Payments of initial public offering costs (1,472) (1,386) Net cash provided by financing activities 19,595 55,409 Effect of exchange rates on cash and cash equivalents 496 168 Net increase (decrease) in cash and cash equivalents (9,990) (3,198) Cash and cash equivalents Cash and cash equivalents – beginning of period 24,496 42,132 Cash and cash equivalents – end of period $ 14,507 $ 38,934 Non-cash investing and financing activities Accrued purchases of property and equipment 759 2,530 The accompanying notes are an integral part of these condensed consolidated financial statements. C-3

C-4 1. Formation and business of the company Visto Corporation (“Visto” or the “Company”) was incorporated in Delaware in July 1996. In February 2009, Visto acquired Good Technology, Inc. from Motorola, Inc. (“Motorola”) and began doing business as Good Technology (“Good”). In September 2012, Visto changed its name to Good Technology Corporation. Good provides a secure mobility solution for enterprises and governments worldwide, which consists of a secure mobile computing platform, a suite of collaboration applications and a third-party application and partner ecosystem that enables enterprises to increase productivity and transform business processes. The Company’s secure mobile computing platform, Good Dynamics, provides both security and application services to enable independent software vendors, or ISVs, systems integrators, or SIs, and internal enterprise development organizations to build applications that include the Company’s security functionality and simplify application development across devices and operating systems. The Good Collaboration Suite includes Good for Enterprise, which provides secure mobile email, calendar, contacts, attachments, notes and browsing, along with Good Share and Good Connect for file sharing and instant messaging, respectively. Good works with a broad set of third-party ISVs and SIs to incorporate its security architecture and management framework into the run-time environment of many existing, popular applications. These applications can be managed and published in “app stores” to streamline their distribution and policy management. On September 4, 2015, BlackBerry Limited (“BlackBerry”), a global leader in secure mobile communications, entered into a definitive agreement to acquire Good for $425 million in cash (“BlackBerry Acquisition”). The transaction was completed on October 30, 2015.. Liquidity The Company has incurred significant losses since its inception and believes that it will continue to incur losses into at least 2016, which will have a negative impact on cash flow from operations. For the years ended December 31, 2012, 2013 and 2014 and the nine months ended September 30, 2015, the Company incurred net losses of $90.4 million, $118.4 million, $95.4 million and $74.5 million, respectively. The Company had an accumulated deficit of $777.9 million and cash and cash equivalents of $14.5 million as of September 30, 2015. As of September 30, 2015, the Company had significant outstanding debt and contractual obligations related to operating leases. In September 2014, the Company entered into a purchase agreement relating to the sale of $80.0 million principal amount of 5% senior secured notes (the “Senior Notes”). The Senior Notes are outstanding as of September 30, 2015 and are due October 1, 2017, together with a 15% premium. See Note 6 and Note 7 for further details regarding the Company’s debt and operating lease commitments, respectively. If the Company does not consummate an initial public offering with aggregate gross proceeds greater than $75.0 million (“Qualified IPO”) prior to March 1, 2016, the holders of the Senior Notes have the right to require the Company to immediately repurchase the Senior Notes, in whole or in part, at a repurchase price of 110% of the principal amount of Senior Notes plus accrued and unpaid interest. As a result of this contingency, the Company reclassified the long-term Senior Notes and notes payable put option to current and reclassified the Senior Notes’ long-term portion of the restricted cash and deferred issuance costs to current. If the Company is required to repurchase the Senior Notes on March 1, 2016, in whole or in part, the Company does not expect to be able to repay the Senior Notes without issuing additional debt or equity securities through public or private financings. If the Company is unable to issue additional debt or equity securities, the Company may be required to refinance all or part of the existing debt, sell assets or borrow more funds, which the Company may not be able to accomplish on terms acceptable to the Company, or at all. In addition, the terms of existing or future debt agreements may restrict the Company from pursuing any of these alternatives. If there is a change of control of the Company, the holders of the Senior Notes have the right to require the Company to repurchase their Senior Notes, in whole or in part, at the repurchase prices specified in the Note agreement plus accrued and unpaid interest, further described in Note 6. At the closing of the BlackBerry Acquisition on October 30, 2015, the Senior Notes were paid off by BlackBerry.

C-5 The condensed consolidated financial statements as of September 30, 2015 and December 31, 2014 and for the nine months ended September 30, 2015 and 2014 were prepared on the basis of a going concern which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business. Accordingly, they do not give effect to adjustments that would be necessary should the Company be required to liquidate some of its assets. The Company’s ability to satisfy its total liabilities at September 30, 2015 and to continue as a going concern is dependent upon the successful completion of its acquisition by BlackBerry. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. The Company’s current operating plan for 2015 contemplates significant reduction in the Company’s net cash outflows, resulting from sales growth in existing and new products and reduced operating expenses compared to prior periods. In an effort to reduce 2015 operating expenses, the Company implemented a plan in January 2015 and reduced the number of Company employee positions by approximately 15%. The Company’s operations require careful management of cash and working capital balances. The Company’s liquidity is affected by many factors including, among others, fluctuations in revenues, gross profit and operating expenses, as well as changes in operating assets and liabilities. The Company may need additional funds to support working capital requirements and operating expenses, or for other requirements. There can be no assurance that the Company will be successful in completing the BlackBerry acquisition, executing its business plan, maintaining its existing customer base or achieving profitability. Failure of the Company to generate sufficient revenues, achieve planned gross margins, control operating costs, generate positive cash flows or raise sufficient additional funds may require the Company to modify, delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company’s business, operating results, financial condition and ability to achieve its intended business objectives, and therefore, the Company could be forced to curtail its operations, which would have a material adverse effect on the Company’s ability to continue with its business plans. 2. Summary of significant accounting policies Basis of Presentation The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The condensed consolidated balance sheet data as of December 31, 2014 was derived from audited financial statements, but does not include all disclosures required by GAAP. Therefore, these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes included in the Form S-1/A filed with the SEC on March 5, 2015. There have been no changes in the significant accounting policies from those that were disclosed in the audited consolidated financial statements for the year ended December 31, 2014 included in the Form S-1/A filed with the SEC on March 5, 2015. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments necessary to state fairly the financial position, results of operations and cash flows for the interim periods, but are not necessarily indicative of the results of operations to be anticipated for the full year 2015. Use of Estimates The Company’s condensed consolidated financial statements are prepared in accordance with U.S. GAAP. GAAP requires management to make judgments, estimates and assumptions that may affect the reported amounts of assets and liabilities as of the date of its condensed consolidated financial statements as well as the reported amounts of revenues and expenses during the periods presented. These judgments, estimates and assumptions are used for, but not limited to: revenue recognition, commissions expense, litigation claims, fair value of assets acquired and liabilities assumed in business combinations, implied fair value of goodwill, potential impairment of property and equipment, potential impairment of intangible assets and goodwill, provision for income taxes including required valuation allowances, and the fair value of convertible preferred, common stock, common and preferred stock warrants, note payable put option and stock options issued. The Company bases its estimates on various factors and information which may include, but is not limited to, history and prior experience, experience of other enterprises in the same industry, current economic conditions and information from third party professionals that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities and recorded amounts of revenue and expenses that are not readily apparent from other sources. Actual results may differ from these estimates, and these differences may be material.

Revenue Recognition

The Company sells software solutions which are composed of secure mobile collaboration applications and mobile application platforms, and essential software-related connectivity services delivered through the Company's network operating center also referred to as the Company's Good Secure Cloud.

All of the Company's deliverables are deemed to be in the scope of the software revenue recognition rules. The Company recognizes revenues provided the following criteria of revenue recognition are met: (1) it enters into a legally binding arrangement with a customer; (2) products or services are delivered; (3) fees are fixed or determinable and free of contingencies or significant uncertainties; and (4) collection is probable.

Nearly all of the Company's enterprise software licensing arrangements are multiple element arrangements, which include licenses to use the Company's software on the customers' servers and mobile devices, software maintenance and customer support, and secure connectivity services. The Company's software is sold under term and perpetual licenses and includes an initial software maintenance and support period of one to three years. Software maintenance and customer support are delivered for a single fee and can be renewed upon contract expiration at the customer's option. Software maintenance includes unspecified software upgrades, updates and bug fixes. Customer support consists of access to live technical support technicians, on-line knowledge resources and on-site support for premium-level customers. For time-based software license sales, the license, maintenance and support fees are bundled into a single selling unit with a defined period of use. Both perpetual and time-based licenses also include access over the entire respective license period to the Good Secure Cloud, which enables a secure connection between the customers' servers and their mobile devices through the Company's network operating center. Further, the delivered software elements are essential to the functionality and utility of this secure connectivity service.

The Company's revenues for the nine month periods ended September 30, 2015 and 2014 were as follows (in thousands):

	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014
Recurring		
Term license revenues	$ 47,518	$ 23,323
Maintenance revenues	32,214	34,207
Total recurring revenues	79,732	57,530
Perpetual licenses		
Perpetual license revenues	41,431	39,970
OEM revenues	3,392	6,106
Total perpetual license revenues	44,823	46,076
Intellectual property	22,866	14,889
Other		
Carrier and other revenues	20,132	29,885
Professional service revenues	6,324	4,335
Total other revenues	26,456	34,220
Total revenues	$ 173,877	$ 152,715

Recurring. Recurring revenues consist of sales of term-based licenses to the Company's Good for Enterprise and Good Dynamics platform and renewals of maintenance and support related to perpetual

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C-7 licenses, which are recognized ratably over the stated contractual period, which generally range from one to three years. Perpetual license. Perpetual license revenues consist of sales of perpetual licenses to the Company’s Good for Enterprise application and an associated initial maintenance and support contract, all of which are recognized over the estimated customer life, generally five years. When an arrangement includes both time-based and perpetual software licenses, all revenues are recognized ratably over the longer of the service delivery periods applicable to time-based and perpetual software licenses, generally five years. The secure connectivity service element is essential to the functionality of the delivered software and, as such, these services are delivered over the software license period. The number of computing tasks is unspecified and the pattern of delivering the tasks is not discernible. Accordingly, proportional performance is applied by analogy to both the software and service elements included in the arrangement. The Company ratably recognizes the amounts allocated to software fees and the related service fees paid upfront over the specified term or the estimated life of the arrangement. Since the secure connectivity service obligation is perpetual, the Company utilizes an estimated average length of the customer relationship to determine the amortization period for arrangements with a perpetual license that can be transferred to new users, mobile devices or operating systems. The Company estimates the average length of the customer relationship to be five years based on historical trends, technological obsolescence and industry perspectives. In arrangements that do not allow for transferability of the perpetual license, such as the Company’s sales to OEM customers, the Company utilizes the estimated life of the consumer’s mobile device, or 18 months. The Company estimates the average life of the consumer’s mobile device based on industry reports and device refresh eligibility periods by mobile carriers. All elements bundled with the perpetual license are amortized over the same service delivery period. Intellectual property. Intellectual property licensing revenues represent cash settlements with various companies for infringement of the Company’s patents, or direct licenses of the Company’s intellectual property. As part of these settlements, the Company has granted such companies licenses and a release from all prior damages associated with the Company’s patent assets, and in certain circumstances rights to future intellectual property developed by the Company. Revenues from these agreements are recognized, based on the terms of the agreements with licensees, immediately, when the Company has no remaining obligations to the licensee, or amortized over performance periods of up to 13.8 years, when the Company has granted to licensees rights to receive future intellectual property it may develop. Other. Other revenues consist of sales of the Company’s Good for You consumer product, including sales through various revenue sharing arrangements with the Company’s telecommunication carrier partners, professional services and third-party applications. The Company receives a monthly payment from certain telecommunication carriers related to its customers’ use of its legacy Good for You product on its networks. Estimated revenues are recognized when carriers provide reliable sales data within a reasonable time frame following the end of each month to allow for the Company to make reasonable estimates of revenues. Revenues from the remaining carriers are recognized when billed. The Company also provides professional services such as deployment, consulting, and training. These services can be part of software license arrangements, or sold separately. When professional services are sold as part of software license arrangements, amortization of revenues for the entire transaction does not commence until completion and acceptance of these professional services, as delivery is not considered to have occurred. Revenues from professional services sold separately from software licenses are recognized upon completion of the services, and have not been material to date. The Company’s standard payment terms are net 30 days. However, payment terms may vary based on the country in which the agreement is executed and for certain customers. Payments due within three months are deemed to be fixed or determinable based on the Company’s successful collection history in such arrangements. If payments in the arrangement are due over a longer period, revenues are not recognized until the amounts become due or collected. The Company occasionally guarantees certain service levels, such as uptime, as outlined in individual customer contracts. To the extent that these service levels are not achieved, the Company reduces revenues for any credits given to the customer as a result. The Company has the ability to determine

C-8 such service level credits prior to the associated revenues being recognized, and historically, these credits have not been significant. Recent Accounting Pronouncements In May 2014, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance related to revenue recognition. This new standard will replace all current U.S. GAAP guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. This guidance will be effective for the Company beginning January 1, 2017 and can be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company is evaluating the impact of adopting this new accounting standard on its consolidated financial statements. In June 2014, the FASB issued new guidance related to stock compensation. The new standard requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the periods for which the requisite service has already been rendered. The new standard is effective for the Company beginning January 1, 2016. Early adoption is permitted. The Company is evaluating the impact, if any, of adopting this new accounting guidance on its consolidated financial statements. In August 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” which provides guidance around management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted. The Company is evaluating the impact, if any, of adopting this new accounting guidance on its consolidated financial statements. In April 2015, the FASB issued ASU No. 2015-03, "Simplifying the Presentation of Debt Issuance Costs", which requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. This ASU requires retrospective adoption and is effective for financial statements issued for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact that this guidance will have on its financial statements. In April 2015, the FASB issued ASU No. 2015-05, “Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement” that clarifies a customer's accounting for fees paid in a cloud computing arrangement. If a cloud computing arrangement includes a software license, fees attributable to the software are to be capitalized as internal-use software and amortized over the useful life of the software; otherwise, the arrangement is to be considered a service contract and said fees are to be expensed as the services are received by the customer. This accounting standard update will be effective for the Company beginning in the first quarter of fiscal 2017. The guidance permits two methods of adoption: prospectively to all arrangements entered into or materially modified after the effective date or retrospectively. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements. 3. Business combinations Acquisition of Macheen, Inc. On October 2, 2014, the Company completed the acquisition of Macheen, Inc. (“Macheen”), a Delaware corporation, by acquiring all of its outstanding shares. The Company acquired Macheen for its mobile application management and application security wrapping technology. The technology allows enterprises to easily distribute, manage, and secure mobile enterprise applications. These solutions will enable

C-9 enterprises to increase mobile worker productivity while protecting data and applications on current mobile devices. The Company plans to incorporate this technology into its Good Dynamics platform. The purchase consideration comprised 1,594,602 shares of the Company’s common stock, which were issued to Macheen stockholders, fully vested restricted stock units to purchase 221,134 shares of common stock, fully vested options to purchase 86,083 shares of common stock issued to certain of Macheen’s employees and cash of $0.4 million. The fair value of the Company’s common stock per share issued in connection with the acquisition of Macheen was $4.32. In arriving at the overall equity value of the Company’s equity, the Company placed a 50% weighting on the discounted cash flow method of the income approach and a 50% weighting on the guideline public company method of the market approach. The following table summarizes the purchase consideration as of the date of the acquisition: (In thousands, except share data) Shares Amount Common stock valued based upon a weighting of the income and market approaches 1,594,602 $ 6,889 221,134 fully vested restricted stock units 955 86,083 fully vested common stock options, valued using the Black- Scholes option pricing model 136 Cash paid(a) 398 Acquisition date fair value of total purchase consideration $ 8,378 (a) Cash paid comprised $0.3 million for Macheen’s transaction closing costs and $0.1 million to cover Macheen’s September 30, 2014 payroll and payroll related expenses. Under the purchase method of accounting, the total purchase price is allocated to the net tangible and identifiable intangible assets acquired and liabilities assumed in connection with the acquisition based on their fair value as of the closing of the acquisition. Total acquisition-related expenses incurred by the Company through December 31, 2014, recorded within general and administrative expenses, were approximately $0.4 million. The Company withheld 15% of the common share purchase consideration in escrow consisting of 239,183 shares of common stock which is included in the table above, for 18 months following the acquisition date in the event of certain breaches of the representations and warranties under the agreement with Macheen. The Company utilized a methodology referred to as the income approach, which discounts expected future cash flows to present value, to estimate the fair value of the acquired intangible assets, which are subject to amortization. The discount rate used in the present value calculations was derived from a weighted-average cost of capital analysis, adjusted to reflect additional risks. Developed technology represents a combination of processes, patents and trade secrets developed through years of experience in design and development of Macheen’s products. Customer relationships represent contractual and non-contractual sales of current and future versions of existing products to existing customers.

The final purchase consideration of $8.4 million was allocated to the net tangible and intangible assets acquired and liabilities assumed as follows:

(In thousands)	Amount
Assets acquired:	
Cash	$ 21
Accounts receivable and unbilled receivables	141
Prepaid expenses and other current assets	37
Non-current assets	103
Acquired intangible assets	7,600
Liabilities assumed:	
Accounts payable and accrued liabilities	(1,588)
Fair market value of the net assets acquired	6,314
Goodwill	2,064
Total amount allocated	$ 8,378

The acquired intangible assets, their fair values and weighted average expected lives, are as follows (in thousands, except years):

	Fair value	Weighted average expected life
Developed technology	$6,100	5.0 years
Customer relationships	1,500	5.0 years
	$7,600	

Identifiable intangible assets were measured at fair value and could include assets that are not intended to be used in their highest and best use. Developed technology consisted of products which have reached technological feasibility. The fair value of the developed technology was determined by using the discounted cash flow approach.

Customer relationships relate to the Company's ability to sell existing and future versions of products to existing Macheen customers. The fair value of the customer relationships was determined by using the discounted cash flow approach.

Of the total purchase price, $2.1 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets acquired and is not deductible for tax purposes. In the value allocated to goodwill for Macheen, the Company gave consideration to the future economic benefits of other assets that were not individually identified or separately recognized. The Company planned to leverage its preexisting relationships with its customer base for sales of the acquired technologies, as well as expand sales of its developed technology to the customer base of the acquired companies, for which the expected synergies are reflected in the value of the goodwill recognized.

Acquisition of certain assets and assumption of certain liabilities of Fixmo, inc.

On May 29, 2014, the Company acquired certain assets and assumed certain liabilities from Fixmo, Inc. ("Fixmo") for $22.4 million. The Company acquired Fixmo primarily for its technology and customer relationships. The technology is an integrity verification solution that helps customers identify malicious code on mobile devices before it results in a security breach. The Company plans to incorporate this technology into its Good Dynamics platform.

The purchase consideration comprised 2,192,448 shares of the Company's Series C-2 redeemable convertible preferred stock and 2,192,448 shares of the Company's common stock, which were both issued to Fixmo stockholders, and cash of $1,000.

In addition, the Company reserved 243,605 shares of the Company's Series C-2 redeemable convertible preferred stock and 243,605 shares of the Company's common stock as contingent consideration. The contingent consideration would be earned only if the billings for Fixmo products were equal to or exceeded $3.0 million for the period from May 1, 2014 through December 31, 2014. The Company

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C-11 estimated the fair value of the contingent consideration by determining the probability of this metric being met, and recorded $300,000 to additional-paid-in-capital at the acquisition date. As of December 31, 2014, the Fixmo product billings did not equal or exceed $3.0 million, and therefore, the Company did not issue the Company’s reserved shares of Series C-2 redeemable convertible preferred stock and common stock. As the contingent consideration was equity-classified, no adjustment was recorded upon the metric not being met. The fair value of the Company’s Series C-2 redeemable convertible preferred stock per share and common stock per share issued in connection with the acquisition of Fixmo was $6.32 and $3.88, respectively. In arriving at the overall equity value of the Company to be allocated to the different classes of equity, the Company placed a 50% weighting on the discounted cash flow method of the income approach, and 50% weighting on the guideline public company method of the market approach. The following table summarizes the purchase consideration as of the date of the acquisition: (In thousands, except share data) Shares Amount Common stock valued based upon a weighting of the income and market approaches 2,192,448 $ 8,507 Series C-2 redeemable convertible preferred stock valued based upon a weighting of the income and market approaches 2,192,448 13,856 Contingent consideration 300 Cash paid 1 Acquisition date fair value of total purchase consideration $ 22,664 Under the purchase method of accounting, the total purchase price is allocated to the net tangible and identifiable intangible assets acquired and liabilities assumed in connection with the acquisition based on their fair value as of the closing of the acquisition. Total acquisition-related expenses incurred by the Company through December 31, 2014, recorded within general and administrative expenses, were approximately $0.4 million. The Company withheld approximately 11% of the purchase consideration in escrow consisting of 243,605 shares of preferred stock and 243,605 shares of common stock, which is included in the table above, in the event of certain breaches of the representations and warranties under the purchase agreement with Fixmo. In May 2015, the Company released 121,803 shares of preferred stock and 121,803 shares of common stock from escrow. The remaining shares held in escrow will be released in January 2016. The Company utilized a methodology referred to as the income approach, which discounts expected future cash flows to present value, to estimate the fair value of the acquired intangible assets, which are subject to amortization. The discount rate used in the present value calculations was derived from a weighted-average cost of capital analysis, adjusted to reflect additional risks. Developed technology represents a combination of processes, patents and trade secrets developed through years of experience in design and development of Fixmo’s products. Customer relationships represent contractual and non-contractual sales of current and future versions of existing products to existing customers.

The final purchase consideration of $22.7 million was allocated to the net tangible and intangible assets acquired and liabilities assumed as follows:

(In thousands)	Amount
Assets acquired:	
Accounts receivables	$ 25
Prepaid expenses and other current assets	146
Fixed assets	59
Non-current assets	953
Acquired intangible assets	12,400
Liabilities assumed:	
Accounts payable and accrued liabilities	(324)
Deferred revenue	(250)
Fair market value of the net assets acquired	13,009
Goodwill	9,655
Total amount allocated	$22,664

The acquired intangible assets, their fair values and weighted average expected lives, are as follows (in thousands, except years):

	Fair value	Weighted average expected life
Developed technology	$ 9,400	3.0 years
Customer relationships	3,000	6.0 years
	$ 12,400	

Identifiable intangible assets were measured at fair value and could include assets that are not intended to be used in their highest and best use. Developed technology consisted of products which have reached technological feasibility. The fair value of the developed technology was determined by using the discounted cash flow approach.

Customer relationships relate to the Company's ability to sell existing and future versions of products to existing Fixmo customers. The fair value of the customer relationships was determined by using the discounted cash flow approach.

Acquisition of BoxTone, Inc.

On March 28, 2014, the Company completed the acquisition of BoxTone, Inc. ("BoxTone"), a Delaware corporation, by acquiring all of its outstanding shares. The Company acquired BoxTone for its mobile device management and mobile service management application technology. The technology allows enterprises to easily distribute, manage, and secure mobile enterprise applications. These solutions will enable enterprises to increase mobile worker productivity while protecting data and applications on current mobile devices. The Company plans to incorporate this technology into its Good Dynamics platform.

The purchase consideration comprised 13,122,511 shares of the Company's Series C-2 redeemable convertible preferred stock, 11,386,210 shares of the Company's common stock, which were both issued to BoxTone stockholders, options to purchase 1,499,534 shares of common stock issued to certain of BoxTone's employees and cash of $11.1 million.

Prior to the close of the acquisition, BoxTone initiated the acceleration of all of its outstanding unvested restricted common stock and options to purchase shares of common stock. For the 1,499,534 stock options that were either vested prior to the date of acquisition, or were accelerated due to a "change in control" clause in the original option agreement, the fair value of $7.6 million was considered to be purchase consideration. For the employees that did not have a "change in control" clause in their original option agreement, the Company determined that the acceleration of these 742,701 unvested common stock options was made in contemplation of the acquisition and benefited the Company by retaining BoxTone's employees. As a result, the Company recorded an expense of $2.2 million related to the fair value of these options, for which vesting was accelerated as of the date of the acquisition. The fair value of the stock options assumed by the Company was determined using the Black-Scholes option pricing

C-12

model, assuming an expected term of 3.5 years, volatility of 50.0%, 0% dividend rate and a 1.34% risk-free interest rate.

In addition, the Company issued warrants to purchase 162,246 shares of Series C-2 redeemable convertible preferred stock with a fair value of $0.8 million, determined using the Black-Scholes option pricing model, which is included within non-current liabilities assumed in the acquisition.

As a result of the Company's purchase of BoxTone, the Company's obligations under an agreement whereby the Company would resell BoxTone's software to the Company's customers was terminated. This preexisting relationship resulted in the Company recognizing an additional $5.6 million in purchase consideration of BoxTone and no gain or loss was recognized due to favorable or unfavorable terms.

The fair value of the Company's Series C-2 redeemable convertible preferred stock per share and common stock per share issued in connection with the acquisition of BoxTone was $6.40 and $4.92, respectively. In arriving at the overall equity value of the Company to be allocated to the different classes of equity, the Company placed a 40% weighting on the discounted cash flow method of the income approach, a 40% weighting on the guideline public company method of the market approach and a 20% weighting to the guideline transaction method of the market approach.

The following table summarizes the purchase consideration as of the date of the acquisition:

(In thousands, except share data)	Shares		Amount
Common stock valued based upon a weighting of the income and market approaches	11,386,210	$	56,020
Series C-2 redeemable convertible preferred stock valued based upon a weighting of the income and market approaches	13,122,511		83,984
1,500 common stock options assumed and converted by Good, valued using the Black-Scholes option pricing model			7,576
Settlement of pre-existing BoxTone obligations to Good			5,568
Cash paid(a)			11,091
Acquisition date fair value of total purchase consideration		$	164,239

(a) Cash paid comprised $6.4 million to repay BoxTone's outstanding bank debt, $3.1 million for BoxTone's transaction closing costs, $1.2 million to cover BoxTone's March 31, 2014 payroll and payroll related expenses and $0.4 million for fractional shares not purchased and common stock options not assumed.

Under the purchase method of accounting, the total purchase price is allocated to the net tangible and identifiable intangible assets acquired and liabilities assumed in connection with the acquisition based on their fair value as of the closing of the acquisition. Total acquisition-related expenses incurred by the Company through December 31, 2014, recorded within general and administrative expenses, were $1.3 million.

The Company withheld 15% of the preferred and common share purchase consideration in escrow consisting of 1,968,367 and 1,707,922 shares of preferred and common stock, respectively, which is included in the table above, for up to 24 months following the acquisition date in the event of certain breaches of the representations and warranties under the agreement with BoxTone. On April 1, 2015, the Company released 1,312,241 and 1,138,608 shares of preferred and common stock from escrow.

The Company utilized a methodology referred to as the income approach, which discounts expected future cash flows to present value, to estimate the fair value of the acquired intangible assets, which are subject to amortization. The discount rate used in the present value calculations was derived from a weighted-average cost of capital analysis, adjusted to reflect additional risks.

Developed technology represents a combination of processes, patents and trade secrets developed through years of experience in design and development of BoxTone's products. Customer relationships represent contractual and non-contractual sales of current and future versions of existing products to existing customers.

C-13

The final purchase consideration of $164.2 million was allocated to the net tangible and intangible assets acquired and liabilities assumed as follows:

(In thousands)	Amount
Assets acquired:	
Cash	$ 1,404
Accounts receivable and unbilled receivables	2,479
Prepaid expenses and other current assets	533
Fixed assets	473
Non-current assets	721
Acquired intangible assets	46,600
Deferred tax asset	1,878
Liabilities assumed:	
Accounts payable and accrued liabilities	(4,333)
Deferred tax liability	(1,878)
Deferred revenue	(4,800)
Non-current liabilities	(1,196)
Fair market value of the net assets acquired	41,881
Goodwill	122,358
Total amount allocated	$164,239

The acquired intangible assets, their fair values and weighted average expected lives, are as follows (in thousands, except years):

	Fair value	Weighted average expected life
Developed technology	$ 29,000	5.4 years
Customer relationships	7,900	8.0 years
Technology license	4,800	7.0 years
In-process research and development	4,900	
	$ 46,600	

Identifiable intangible assets were measured at fair value and could include assets that are not intended to be used in their highest and best use. Developed technology consisted of products which have reached technological feasibility. The fair value of the developed technology was determined by using the discounted cash flow approach.

Customer relationships relate to the Company's ability to sell existing and future versions of products to existing BoxTone customers. The fair value of the customer relationships was determined by using the discounted cash flow approach.

The fair value of the technology license was based upon the development effort to recreate the technology license plus a reasonable profit margin based on BoxTone's long-term projected operating margin.

In-process research and development, or IPR&D, consisted of the in-process Open MSM project awaiting development completion at the time of the acquisition. The value assigned to IPR&D was determined by considering the importance of the product under development to the overall development plan, estimating costs to further integrate the purchased IPR&D into commercially viable products, estimating the resulting net cash flows from the project when completed and discounting the net cash flows to their present value. The acquired IPR&D was initially recognized at fair value and is classified as an indefinite-lived asset until such time the successful completion or abandonment of the associated research and development efforts. Efforts necessary to complete the in-process research and development include additional design, testing and feasibility analyses.

The value assigned to IPR&D was based upon discounted cash flows related to the future product's projected income stream. The discount rate of 12.5% used in the present value calculations were derived from a weighted average cost of capital, adjusted upward to reflect the additional risks inherent in the development life cycle, including the useful life of the technology, profitability levels of the technology, and the uncertainty of technology advances that are known at the date of acquisition.

C-14

The following table summarizes the significant assumptions at the acquisition date underlying the valuation of IPR&D:

			March 28, 2014
Development project:	Fair value	Estimated cost to complete	Expected commencement date of significant cash flows
		(in thousands)	
Open MSM	$ 4,900	$ 3,500	March 2016

Of the total purchase price, $122.4 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets acquired and is not deductible for tax purposes. In the value allocated to goodwill for BoxTone, the Company gave consideration to the future economic benefits of other assets that were not individually identified or separately recognized. The Company planned to leverage its preexisting relationships with its customer base for sales of the acquired technologies, as well as expand sales of its developed technology to the customer base of the acquired companies, for which the expected synergies are reflected in the value of the goodwill recognized.

For the year ended December 31, 2014, the Company recorded a write-off of IPR&D of $4.9 million within research and development expenses related to the acquired BoxTone Open MSM project since the project was abandoned due to the realignment of Company resources to current products.

Macheen, Fixmo and BoxTone valuation methodologies

The Company employed the following methodologies to determine the fair value of the Company's Series C-2 redeemable convertible preferred stock and common stock per share issued in connection with the acquisition of Macheen, Fixmo and BoxTone.

The income approach estimates the enterprise value of the Company based on the present value of future estimated cash flows. These future cash flows are discounted to their present values using a discount rate, which is derived from an analysis of the cost of capital of comparable publicly traded companies in the same industry or similar lines of business as of the valuation date. The market approaches estimate the enterprise value of the Company based on applying a multiple, which is derived from an analysis of guideline public company multiples and guideline transaction multiples, to the Company's financial metrics. The income and market approaches were weighted based on the facts and circumstances of each valuation.

To allocate the overall equity value of the Company, determined using the income and market approaches, to the various classes of equity, the Company used the probability weighted expected return method ("PWERM") where it focused on two exit scenarios: an IPO scenario and a sale or merger, or M&A, scenario which were weighted 90% and 10%, respectively. Given the Company's current stage of development and the exit strategy of the Company's investors, the Company made the determination that the probabilities of a dissolution or a stay-private scenario were nominal and no indication of common stock value under these two scenarios was explicitly considered.

Under the IPO scenario, the equity value was allocated to the securities comprising the Company's capital structure using a common stock equivalent method which treats all classes of shares as converted to common and equally weighted. Under the M&A scenario, the equity value was allocated to the securities comprising the Company's capital structure using the Option Pricing Method.

The IPO and M&A scenarios were weighted based on the Company's estimation of a future liquidity event. The Company's considerations of the form, timing and probability of a particular future liquidity event or outcome were based on the business outlook at the time of the valuation date.

Acquired intangibles amortization period and method of amortization

For the Macheen acquisition, the amortization period and method of amortization of significant acquired intangibles was estimated based on the following information:

C-15

C-16 Developed technology. The remaining useful life of five years is based on the pattern of undiscounted cash flows. The Company calculated the life as the number of years for the development effort to recreate the developed technology and the opportunity cost associated with this investment. In terms of estimating the developed technology amortization method, the Company determined that the straight-line method was appropriate. The Company considered whether it was possible that the asset would be consumed in a manner that was not straight-line. The associated cash flows for which the developed technology relates are more heavily weighted in the later years; however, the Company believes that the timing of these cash flows do not meet as high a level of confidence to determine them to be “reliably determinable” and therefore, assumed a straight-line method of amortization. Customer relationships. The Company determined a five year estimated life to be reasonable. In determining the useful life, the Company considered the attrition rate observed in the customer base and estimated that the annual attrition rate of the current customer base is approximately 10%. The Company determined that it would be appropriate to amortize the relationship over the threshold for which it begins to exceed a significant majority (i.e., more than 75%) of what would be realized. This estimate, coupled with its historical experience, allowed the Company to determine that five years was reasonable. Absent a more reasonable method, the Company selected the straight-line method of amortization. For the Fixmo acquisition, the amortization period and method of amortization of significant acquired intangibles was estimated based on the following information: Developed technology. The remaining useful life of three years is based on the pattern of undiscounted cash flows. The Company calculated the life as the number of years for the development effort to recreate the developed technology and the opportunity cost associated with this investment. In terms of estimating the Developed Technology amortization method, the Company determined that the straight-line method was appropriate. The Company considered whether it was possible that the asset would be consumed in a manner that was not straight-line. The associated cash flows for which the developed technology relates are more heavily weighted in the later years; however, the Company believes that the timing of these cash flows do not meet as high a level of confidence to determine them to be “reliably determinable” and therefore, assumed a straight-line method of amortization. Customer relationships. The Company determined a six year estimated life to be reasonable. In determining the useful life, the Company considered the attrition rate observed in the customer base and estimated that the annual attrition rate of the current customer base is approximately 10%. The Company determined that it would be appropriate to amortize the relationship over the threshold for which it begins to exceed a significant majority (i.e., more than 75%) of what would be realized. This estimate, coupled with its historical experience, allowed the Company to determine that six years was reasonable. Absent a more reasonable method, the Company selected the straight-line method of amortization. For the BoxTone acquisition, the amortization period and method of amortization of significant acquired intangibles was estimated based on the following information: Developed technology—MSM. The remaining useful life of four years is based on the pattern of undiscounted cash flows. The Company calculates the life as the number of years it takes to generate 80% of the undiscounted cash flows for the asset. In addition, the life is primarily influenced by the technology obsolescence curve which the Company believes is 20%. This obsolescence factor of 20% was estimated based on the technology refreshment cycles in the mobile security sector. Developed technology—MDM. The remaining useful life of seven years is based on the pattern of undiscounted cash flows. The Company calculated the life as the number of years it takes to generate 80% of the undiscounted cash flows for the asset. In addition, the life is primarily influenced by the technology obsolescence curve which the Company believes is 10% per year. This obsolescence factor of 10% was based on the fact that the MDM market is essentially a commoditized market at this point with little change required going forward. This led to the longer life of seven years. In terms of estimating the developed technology amortization method, the Company determined that the straight-line method was appropriate. The Company considered whether it was possible that the asset would be consumed in a manner that was not straight-line. The associated cash flows for which the developed technology relates are more heavily weighted in the later years; however, the Company believes that the timing of these cash flows do not meet as high a level of confidence to determine them to be “reliably determinable” and therefore the Company assumed a straight-line method of amortization.

Customer relationships. The Company determined an eight year estimated life to be reasonable. In determining the useful life, the Company considered the attrition rate observed in the customer base and estimated that the annual attrition rate of the current customer base is approximately 10%. The Company determined that it would be appropriate to amortize the relationship over the threshold for which it begins to exceed a significant majority (i.e., more than 75%) of what would be realized. This estimate, coupled with our historical experience, allowed the Company to determine that eight years was reasonable. Absent a more reasonable method, the Company selected the straight-line method of amortization.

Pro forma financial information (Unaudited)

The operating results of Fixmo and BoxTone have been included in the condensed consolidated financial statements since its acquisition date, and have not been significant. The unaudited pro forma financial information below includes the business combination accounting effects from the acquisition of Fixmo and BoxTone including amortization charges from acquired intangible assets and the related tax effects as though Fixmo and BoxTone was acquired as of January 1, 2014. The unaudited pro forma financial information for the nine months ended September 30, 2014, as presented below, is for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place on January 1, 2014 (in thousands, except per share amounts).

		Nine months ended September 30, 2014
Revenues	$	157,037
Net loss	$	(88,937)
Basic and diluted net loss per share	$	(1.28)

4. Consolidated balance sheet detail

Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	As of			
	September 30, 2015		December 31, 2014	
Prepaid expenses	$	8,318	$	3,430
Current deferred tax asset and tax receivable		2,486		2,368
Other current assets		2,565		1,608
Prepaid expenses and other current assets	$	13,369	$	7,406

Property and equipment

Property and equipment was comprised of the following (in thousands):

	As of				
	September 30, 2015		December 31 2014		Useful life
Furniture and fixtures	$	2,644	$	2,614	5 years
Computers and equipment		13,886		12,630	3 years
Software		19,041		17,779	3 years
Construction in process		216		719	—
Leasehold improvements		3,549		3,489	Shorter of useful life or lease term
Total property and equipment		39,336		37,231	
Less accumulated depreciation and amortization		(29,449)		(24,102)	
Property and equipment, net	$	9,887	$	13,129	

C-17

Depreciation and amortization expense was $1.7 million and $2.8 million for the three months ended September 30, 2015 and 2014, respectively. Depreciation and amortization expense was $5.4 million and $8.0 million for the nine months ended September 30, 2015 and 2014, respectively.

Accrued and other current liabilities

Detail of accrued and other current liabilities was as follows (in thousands):

	As of	
	September 30, 2015	December 31, 2014
Accrued royalties	$ 4,521	$ 2,676
Accrued technology licenses	—	863
Accrued sales and value-added tax	412	1,640
Deferred rent	562	488
Accrued professional and consulting fees	2,450	2,419
Notes payable put option	19,961	—
Other current liabilities	30,930	6,538
Accrued and other current liabilities	$ 58,836	$ 14,624

5. Intangible assets, net and goodwill

Intangible assets

Gross carrying amount and accumulated amortization by class of intangible assets were as follows (in thousands, except useful lives):

	Weighted Average Useful Life (in years)	Gross assets	Accumulated amortization	Net assets
December 31, 2014:				
Developed/core technology	5.0	$ 73,411	$ (19,289)	$ 54,122
Customer relationships	6.6	15,183	(3,179)	12,004
Trade names	9.8	1,200	(712)	488
Other	2.0	262	(262)	—
		$ 90,056	$ (23,442)	$ 66,614
September 30, 2015 :				
Developed/core technology	5.0	$ 73,411	$ (30,755)	$ 42,656
Customer relationships	6.6	15,183	(4,861)	10,322
Trade names	9.8	1,200	(803)	397
Other	2.0	262	(262)	—
		$ 90,056	$ (36,681)	$ 53,375

The Company amortizes developed/core technology over 2-8 years, customer relationships over 4-8 years, trade names over 7-10 years and other intangibles over 1.5-2 years. The Company amortizes developed/core technology in cost of revenues and customer relationships, trade names, and other intangibles in sales and marketing expenses. Amortization expense for intangible assets was $4.4 million and $4.1 million for the three months ended September 30, 2015 and 2014, respectively. Amortization expense for intangible assets was $13.2 million and $8.9 million for the nine months ended September 30, 2015 and 2014, respectively.

C-18

C-19 The estimated future amortization expense related to intangible assets, assuming no future impairment, as of September 30, 2015, is as follows (in thousands): Amount 2015 remaining $ 4,419 2016 17,470 2017 13,783 2018 6,705 2019 5,285 Thereafter 5,713 Total $ 53,375 Goodwill The changes in the carrying value of goodwill are as follows (in thousands): Amount Balance as of December 31, 2014 $200,233 2015 additions — Balance as of September 30, 2015 $200,233 6. Debt Senior notes and warrants In September 2014, the Company entered into a Purchase Agreement with Oppenheimer & Co., as the initial purchaser (the “Initial Purchaser”), relating to the sale of $80.0 million aggregate principal amount of Senior Notes and warrants (“Warrants”) to purchase 16.3 million shares of the Company’s common stock to the Initial Purchaser in a private placement, and for initial resale by the Initial Purchaser to certain qualified institutional buyers. The net proceeds from the offering of the Senior Notes were $77.0 million after payment of the Initial Purchaser’s discounts and offering expenses of $3.0 million. In addition, the Company was required to deposit $12.0 million of the proceeds in an escrow account to be used for the Senior Notes’ future interest payments. The Senior Notes will bear interest at a rate of 5.00% per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning April 1, 2015. The Senior Notes will mature on October 1, 2017 unless converted or repurchased earlier. All principal is payable at the maturity date. In addition, on the maturity date, the Company is required to make a cash payment to the holders of the Senior Notes outstanding on the maturity date equal to a 15% call premium of the principal amount outstanding. The Senior Notes have certain provisions regarding an initial public offering of the Company’s common stock whereby if the Company does not consummate an initial public offering with proceeds greater than $75.0 million (“Qualified IPO”) prior to March 1, 2016, the holders of the Senior Notes will have the right to require the Company to immediately repurchase their Senior Notes, in whole or in part, at a repurchase price of 110% of the principal amount of the Senior Notes plus accrued and unpaid interest. As a result, the Company reclassified the long-term Senior Notes to current and reclassified the Senior Notes’ long- term portion of the restricted cash to current. The Senior Notes also have certain change of control provisions that allow holders of the Senior Notes the right to require the Company to repurchase their Senior Notes, in whole or in part, at the repurchase prices (expressed as percentages of the principal amount of the Senior Notes) specified in the table below, plus accrued and unpaid interest: Date of Change of Control Percentage On or after October 1, 2014 until September 30, 2015 105% On or after October 1, 2015 until September 30, 2016 110% On or after October 1, 2016 115% The Warrants will expire four years from their date of issuance, subject to earlier termination, and will have an initial exercise price of $4.92 per share. The Warrants will be exercisable on a net share basis

C-20 beginning 180 days following the date of the final prospectus of an initial public offering. (See Note 13 for further discussion on the common stock warrants). The fair value of the notes payable put option (“put option”) on the issuance date was determined to be $1.5 million based on the present value of future estimated cash flows using a coupon rate of 5% and discount yield of 25.3% and the probability weighted expected return method where it focused on two exit scenarios: an IPO scenario and a sale or merger, or M&A. As the Senior Notes were paid off by BlackBerry at the close of the BlackBerry Acquisition, as of September 30, 2015, the fair value of the put option was not revalued. The balance on the September 30, 2015 balance sheet is determined to be $20.0 million based on the present value of future estimated cash flows at June 30, 2015 using a coupon rate of 5% and discount yield of 28.6% and the probability weighted expected return method where it focused on two exit scenarios: an IPO scenario and a sale or merger, or M&A. The put option and the warrants issued in connection with the Senior Notes are considered liabilities and are carried at fair value with any changes in fair value recognized in other income (expense), net. During the nine months ended September 30, 2015, the Company recorded a loss of $18.1 million and a gain of $17.4 million, related to the change in fair value of the put option and warrants, respectively. In addition, the discount on the Senior Notes related to the fair value of the put option and the warrants will be amortized on an effective interest rate method as interest expense over the life of the Senior Notes. The Senior Notes are recorded at face value less the fair value of the warrants (see Note 12) and the put option. The call premium of 15% is being accrued as interest expense on an effective interest rate method over the life of the Senior Notes. Additionally, the Company received a $20.0 million bridge loan from BlackBerry on September 8, 2015 so that it can continue its operations. The $20.0 million bridge loan were deducted from the cash purchase price of $425.0 million paid to the shareholders of the Company upon closing of the BlackBerry Acquisition. Aggregate annual payments due on the Company’s outstanding notes payable balance as of September 30, 2015 are as follows (in thousands): Amount 2015 remaining $ 2,000 2016 4,000 2017 96,000 Total payments 102,000 Less: amount representing interest (22,000) Total notes payable 80,000 Less: Debt discount due to warrant issuance and put option (22,535) Notes payable, current portion 57,465 Bridge loan from BlackBerry 20,000 Total $ 77,465 Amortization of the debt discount due to the warrant issuance and put option was $5.0 million for the nine months ended September 30, 2015, respectively.

C-21 7. Commitments and contingencies Lease commitments The Company has numerous facility operating leases and equipment under capital lease at locations in the United States and other countries. Future minimum lease payments under all noncancellable operating leases with terms in excess of one year as of September 30, 2015 were as follows (in thousands): Operatingleases 2015 remaining $ 1,482 2016 5,175 2017 4,193 2018 3,580 2019 2,156 Thereafter 247 Total minimum lease payments $ 16,833 The Company recognizes rent expense on a straight-line basis over the lease period. Total rent expense was $1.3 million and $1.4 million for the three months ended September 30, 2015 and 2014, respectively. Total rent expense was $3.9 million and $3.8 million for the nine months ended September 30, 2015 and 2014, respectively. Litigation The Company is party to various legal proceedings. Management currently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on its financial position, results of operations and statement of cash flows. If, however, an unfavorable ruling were to occur in any of the legal proceedings described below, there exists the possibility of a material adverse effect on the Company’s financial position, results of operations and cash flows. The Company accrues for litigation matters that it considers probable and for which the loss can be reasonably estimated. In the event that a probable loss cannot be reasonably estimated, the Company has not accrued for such losses. The Company discloses potential losses when they are reasonably possible. Legal costs incurred and expected to be incurred related to litigation matters are expensed as incurred. LRW litigation. In May 2011, the Company filed a patent infringement lawsuit against Little Red Wagon Technologies, et al. (“LRW”) in U.S. Federal Court for the Northern District, Texas. On October 18, 2013, LRW and the Company entered into a settlement agreement resolving the claims made in the litigation, which included certain cash payments and royalties payable to the Company and the grant of a non- exclusive license of certain of the Company’s patents to LRW. The terms of the settlement agreement were not material to the consolidated financial statements. LRW breached the settlement agreement and in January 2015, the Company initiated arbitration in San Jose, California against LRW to recover amounts owed as a result of the breach. MobileIron litigation. The Company has filed four separate patent lawsuits against MobileIron in Northern California, Delaware, the United Kingdom and Germany, with eleven distinct patent infringement claims currently pending in these jurisdictions collectively. The Company is seeking permanent injunctions in these lawsuits along with monetary damages, attorney’s fees and costs. On November 14, 2012, the Company filed the first of those patent infringement lawsuits in the U.S. District Court for the Northern District of California, asserting four of the Company’s patents (the “California Suit”). In the California Suit, the Company also claimed that MobileIron violated the Lanham Act and related law by engaging in a marketing campaign based on falsehoods and misleading claims about Good Technology and its product offerings. On October 14, 2014, the Company filed a patent infringement suit against MobileIron in the U.S. District Court, Delaware, asserting one of its patents (the “Delaware Suit”). In July and October 2014, the Company asserted patent infringement claims against MobileIron in the Court of Chancery of the United Kingdom, and in December 2014, in the District Court of Dusseldorf, Germany, where the Company asserted two of its patents against MobileIron. In the Delaware District Court, on October 29, 2014, MobileIron asserted counterclaims that the Company is infringing two of MobileIron’s U.S. patents. On or about March 3, 2015, the Company filed petitions

C-22 with the Patent Trial and Appeal Board for inter partes review of the two MobileIron patents asserted in the Delaware litigation. On April 13, 2015, the Delaware District Court transferred the Delaware Suit to the U.S District Court for the Northern District of California (“MobileIron II”). The Company is vigorously pursuing the lawsuits against MobileIron and defending any claims against the Company. The Company is unable to predict the likelihood of success of MobileIron’s infringement claims or validity of their patents. Trial in the California Suit took place in July 2015 and the jury found noninfringement by both the Company and MobileIron and awarded no damages for any claims; the verdict remains subject to appeal by either party. Trial in the United Kingdom suit against MobileIron is currently set for November 30, 2015 and trial in the Germany suit against MobileIron is currently set for June 9, 2016. The MobileIron II case is scheduled for trial in August 2016. The Company does not believe that a loss is probable or reasonably estimable on the countersuit, and therefore, the Company has not accrued for any losses. AirWatch litigation. In April 2015, the Company and AirWatch and VMware (the “Parties”) entered into a Patent License and Settlement Agreement (the “Agreement”) pursuant to which all outstanding litigation between the Parties was settled. As part of the Agreement, VMware agreed to pay the Company $26 million and grant a nonexclusive, royalty-free, worldwide, and irrevocable license under its Specified Licensed Patents and Covered Patents as defined in the Agreement. In addition, the Company granted AirWatch and VMware a nonexclusive, royalty-free, worldwide, and irrevocable license under its Specified Licensed Patents and Covered Patents as defined in the Agreement. The licenses granted under the Specified Licensed Patents by the Parties will be for the life of the Specified Licensed Patents beginning from the effective date of the Agreement. The licenses granted under the Covered Patents by the Parties will be for a period of 7 years beginning from the effective date of the Agreement. Furthermore, under the terms of the Agreement, the Parties also agreed to discuss mutually desirable collaboration opportunities that ultimately benefit customers of the Parties. If the Parties mutually agree to any collaboration, the details of the collaboration will be in a separate agreement. Vinci-Lucero litigation. The Company was party to a dispute with Susan Vinci-Lucero, a former executive asserting wrongful termination and employment discrimination disability in Santa Clara County Superior Court (112CV235073). In her lawsuit, Ms. Vinci-Lucero sought compensatory and exemplary damages, attorneys’ fees and costs and other damages in amounts according to proof at trial. Ms. Vinci- Lucero’s most recent demand was for $5.6 million. In April 2014, a confidential settlement was reached. Other matters. The Company periodically may receive claims relating to the quality of its products, including claims for additional labor costs, reimbursement to customers for damages incurred from system down time or other network disruptions, costs for software defects or other damages. Receipt of these claims and requests occurs in the ordinary course of the Company’s business, and the Company responds based on the specific circumstances of each event. The Company records an accrual for losses relating to these types of claims when it considers those losses probable and when a reasonable estimate of loss can be determined. Guarantees and indemnifications The Company’s software licensing agreements generally include a limited warranty that its software will substantially conform to the specifications set forth in relevant end user documentation during the warranty period, usually 90 days from the date of electronic delivery of software to the customer. The Company’s software sales agreements generally include certain provisions for indemnifying customers against liabilities if the Company’s products infringe a third party’s intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in the consolidated financial statements. The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by them in any action or proceeding to which any of them are, or are threatened to be, made a party by reason of their service as a director or officer. The Company maintains director and officer insurance coverage that would generally enable it to recover a portion of any future amounts paid. The Company also may be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.

C-23 Restricted cash and letters of credit As of September 30, 2015, the Company had current restricted cash of $10.0 million since the Company was required to deposit $10.0 million of the Senior Notes’ proceeds in an escrow account to be used for the Senior Notes’ future interest payments. The Company had other current and non-current restricted cash of $1.4 million and $1.1 million, respectively for security deposits on building leases and bank services. As of December 31, 2014, the Company had current and non-current restricted cash of $4.0 million and $8.0 million, respectively, since the Company was required to deposit $12.0 million of the Senior Notes’ proceeds in an escrow account to be used for the Senior Notes’ future interest payments. The Company had other current and non-current restricted cash of $2.0 million and $1.4 million, respectively for security deposits on building leases and bank services. Arrangement with BoxTone Inc. In December 2012, the Company and BoxTone entered into an agreement (“the original agreement”) whereby the Company will resell BoxTone’s software to the Company’s customers. The arrangement provides the Company’s customers access to BoxTone’s advanced mobile device management, mobile application management and mobile service management capabilities. Under the terms of the arrangement, the Company was obligated to purchase a minimum of $12.0 million of BoxTone’s software licenses throughout 2013. In January 2014, the Company and BoxTone renegotiated the Company’s obligations under the original agreement and entered into a new agreement. In connection with these agreements, the Company paid BoxTone $4.8 million and expensed $4.6 million related to prepaid licenses, maintenance and other services provided during 2013. These amounts include $0.8 million paid to BoxTone to perform certain research and development services in 2013, of which $0.4 million was recognized as research and development expenses in each of 2012 and 2013, when the services were provided, and a one-time payment of $2.5 million under the new agreement in exchange for release from existing and further obligations under the original agreement, which was included in accrued and other current liabilities as of December 31, 2013. Included within both prepaid expenses and other current assets and other assets at December 31, 2013 were balances of $1.5 million, relating to term licenses and maintenance and support services to be provided under the agreements. Under the terms of the new agreement, the Company would be obligated to purchase a minimum of $17.5 million of BoxTone’s software licenses through 2016. This amount includes the $2.5 million required to release the Company from its past and future obligations under the original agreement as of December 31, 2013, software license purchases of $9.5 million throughout 2014 and $5.5 million throughout 2015. Subsequently, in March 2014, the Company acquired BoxTone, such that the Company’s obligations under this agreement terminated (See Note 3). 8. Equity incentive plans The Company’s equity incentive plans are broad-based retention programs. The plans are intended to attract and retain talented employees, directors and nonemployee consultants. In November 2006, the Company adopted the Visto Corporation 2006 Stock Plan (the “2006 Plan”) which replaced its Visto 1996 Stock Plan, its 2003 U.K. Stock Plan and its International Stock Plan (collectively, the “Prior Plans”). Following the effective date of the 2006 Plan, any shares remaining available for grant under the Prior Plans were no longer available for grant. The 2006 Plan provides for the granting of stock options and restricted stock units to employees, directors and consultants. Incentive stock options may be granted only to employees. Nonqualified stock options may be granted to employees, directors and consultants. The exercise price of an incentive stock option and a nonqualified stock option shall not be less than 100% of the fair market value of such shares on the date of grant. Stock options granted under the 2006 Plan generally vest over a four year period and expire no more than ten years from the date of grant. The number of shares of common stock reserved for issuance under the 2006 Plan is 103,748,153. In connection with the acquisition of BoxTone in March 2014, the Company assumed the fully vested outstanding stock options and restricted stock awards under the BoxTone Stock Incentive Plan (the “BoxTone Plan”) (see Note 3). No additional shares, including forfeitures and cancellations, are available for future grant under the BoxTone Plan.

C-24 In November 2014, the Company adopted the 2014 Acquisition Stock Plan (the “2014 Plan”). The 2014 Plan provides for the granting of stock options, stock purchase rights, and restricted stock units to employees, directors and consultants. Incentive stock options may be granted only to employees. Nonqualified stock options may be granted to employees, directors and consultants. The exercise price of any option shall not be less than 100% of the fair market value of such shares on the date of grant. Vesting schedule of the stock options granted under the 2014 Plan may be set at the Board’s discretion based upon the achievement of Company-wide, business unit, or individual goals. Stock options granted under the 2014 plan expire no more than ten years from the date of the grant. The number of shares of common stock reserved for issuance under the 2014 Plan is 1,657,645. Performance-based awards In January 2013, the Company appointed a new Chief Executive Officer, who received options to purchase 7,166,023 shares of the Company’s common stock, of which 10% vested upon the six-month anniversary of employment, and the remainder will vest at 1/54th per month thereafter. In addition, the CEO was granted performance-based stock options to purchase 1,194,337 shares of the Company’s common stock which vest upon the achievement of a future customer billings target. In October 2013, the Company appointed a new Chief Financial Officer, who received options to purchase 1,500,000 shares of the Company’s common stock, of which 25% vested upon the first year anniversary of employment, and the remainder will vest at 1/48th per month thereafter. In addition, the CFO was granted performance-based stock options to purchase 500,000 shares of the Company’s common stock which vest upon the achievement of the above mentioned customer billings target. The Company is required to evaluate the probability of achieving this customer billings target performance metric in determining stock-based compensation expense for these grants, and as of September 30, 2015 and 2014, did not believe achievement is probable. As a result, no stock-based compensation has been recognized for these performance-based stock option awards. In connection with the Macheen acquisition, the Company issued 1,030,928 performance-based option grants, which vest based upon achievement of a billings target for Macheen products from October 2, 2014 to March 31, 2015. In May 2015, the Board approved 134,021 options would be subject to vesting based on the performance target achieved. The shares subject to the option, 50% will vest at the determination date and the remaining 50% will vest in equal monthly installments over the next two years. In March 2015, the Company granted 3.8 million options to various employees of the Company with an exercise price of $4.26 per share or the lower of the midpoint of the price range in a preliminary initial public offering prospectus. These option grants have a performance element that provides for the possibility of the strike price to be lower at a future date assuming the Company files a preliminary initial public offering prospectus. At the end of each reporting period, the Company will assess the probability of the performance element being achieved and adjust compensation expense accordingly. The compensation expense recorded during the nine months ended September 30, 2015 relating to these options was $1.0 million.

The following table summarizes the stock option activity under the Company's equity incentive plans for the indicated periods:

	Shares available for future grants	Shares subject to options outstanding	Options outstanding: Weighted-average exercise price per option	Options outstanding: Weighted-average remaining contractual terms (yrs)
Balances as of December 31, 2014	2,281,241	56,522,914	2.23	6.70
Authorized	300,000	—		
Options granted	(4,319,562)	3,875,547	4.26	
Exercised	—	(1,713,169)	0.74	
Terminated/cancelled/forfeited	4,987,280	(4,950,757)	3.73	
Retired	(943,450)	—		
Balances as of September 30, 2015	2,305,509	53,734,535	$ 2.28	5.73
Vested and expected to vest as of December 31, 2014		53,293,037	$ 2.11	6.59
Exercisable as of December 31, 2014		38,042,991	$ 1.38	5.78
Vested and expected to vest as of September 30, 2015		51,522,470	$ 2.20	5.62
Exercisable as of September 30, 2015		39,772,543	$ 1.63	4.88

As of September 30, 2015, there was $106.9 million of total unrecognized stock-based compensation expense related to stock options, net of expected forfeitures, that will be recognized over the weighted average period of 2.35 years. The total intrinsic value of options exercised during the nine months ended September 30, 2015 was $4.1 million.

Restricted stock units

Activity related to restricted stock units during the nine months ended September 30, 2015 is set forth below:

	Number of units	Weighted-average grant date fair value
Unvested RSUs, December 31, 2014	330,556	$ 4.28
Issued	444,015	4.26
Vested	(122,447)	4.24
Cancelled	(59,023)	4.25
Unvested RSUs, September 30, 2015	593,101	4.28

For the nine months ended September 30, 2015, 122,447 restricted stock units vested, including 46,641 units withheld for taxes. As of September 30, 2015, total unearned stock-based compensation related to unvested restricted stock units previously granted was $1.4 million, excluding forfeitures, and is expected to be recognized over a weighted-average period of 0.99 years. Until restricted stock units are vested, they do not have the voting rights of common stock and the shares underlying such restricted stock units are not considered issued and outstanding. Upon vesting of restricted stock units, shares withheld by the Company to pay taxes are retired.

C-25

C-26 Stock-based compensation expense The following table sets forth the total stock-based compensation expense included in the Company’s consolidated statements of operations (in thousands): Nine Months Ended September 30, 2015 2014 Cost of revenues $ 557 $ 894 Research and development 2,422 4,104 Sales and marketing 2,951 2,980 General and administrative 4,146 4,185 Total $ 10,076 $ 12,163 The weighted average estimated fair values of stock options granted during the nine months ended September 30, 2015 and 2014 were calculated under the Black-Scholes option pricing model, using the following weighted average assumptions: Nine Months Ended September 30, 2015 2014 Risk-free rate 1.76% 1.89% Expected dividend yield 0.00% 0.00% Expected volatility 49.9% 51.10% Expected term (years) 6.08 5.95 Common stock subject to repurchase The Company allows employees to exercise options prior to vesting. In addition, the Company has restricted stock awards from acquisitions which employees had exercised prior to vesting. The Company has the right to repurchase these options and restricted stock awards at the original purchase price paid by the employee for any unvested (but exercised) shares of common stock upon the termination of the employee. The consideration received for an exercise of an option or restricted stock award is considered to be a deposit of the exercise price and the related dollar amount is recorded as a liability on the consolidated balance sheets. The liability is reclassified into equity on a pro rata basis as the options and restricted stock awards vest. The shares subject to repurchase are not deemed to be issued for accounting purposes until those shares vest. As of September 30, 2015, there were no shares of common stock subject to repurchase. 9. Income taxes The Company recorded income tax provisions of $0.2 million and $0.6 million for the three months ended September 30, 2015 and 2014, respectively. The Company recorded income tax provisions of $1.0 million and $1.6 million for the nine months ended September 30, 2015 and 2014, respectively. The Company computes its tax provision using an estimated annual tax rate. The Company excludes certain loss jurisdictions from the computation of the estimated annual rate when no benefit can be realized on those losses. The Company believes it is not more likely than not that the future benefit of the deferred tax assets will be realized. The Company does not anticipate a material change in the total amount or composition of its unrecognized tax benefits within the next 12 months. The Company files federal, state and foreign income tax returns in jurisdictions with varying statutes of limitations. Due to its U.S. net operating loss carryforwards, the Company's income tax returns generally remain subject to examination by federal and most state tax authorities. In most of the Company's significant foreign jurisdictions, the 2004 through 2013 tax years remain subject to examination by their respective tax authorities.

C-27 10. Fair value measurements Assets and liabilities measured and recorded at fair value on a recurring basis consisted of the following types of instruments as of September 30, 2015 and December 31, 2014 (in thousands): As of December 31, 2014 Level 1 Level 2 Level 3 Total Assets Money market funds(a) $ 29,088 $ — $ — $ 29,088 Foreign currency forward contracts $ — $ 1 $ — $ 1 Liabilities Notes payable put option $ — $ — $ 1,694 $ 1,694 Series C-2 preferred stock warrants $ — $ — $ 768 $ 768 Common stock warrants $ — $ — $ 22,033 $ 22,033 As of September 30, 2015 Level 1 Level 2 Level 3 Total Assets Money market funds(b) $ 23,572 $ — $ — $ 23,572 Foreign currency forward contracts $ — $ 1 $ — $ 1 Liabilities Notes payable put option $ — $ — $ 19,961 $ 19,961 Series C-2 preferred stock warrants $ — $ — $ 558 $ 558 Common stock warrants $ — $ — $ 8,215 $ 8,215 (a) Balance includes $17.1 million classified as cash and cash equivalents, $4.0 million classified as current restricted cash and $8.0 million classified as non-current restricted cash. (b) Balance includes $13.6 million classified as cash and cash equivalents, and $10.0 million classified as current restricted cash. The aggregate fair value of the Company’s money market funds approximated amortized cost and, as such, there were no unrealized gains or losses on money market funds as of September 30, 2015. The table below presents a reconciliation for the put option liability measured and recorded at fair value on a recurring basis using Level 3 inputs (in thousands): Nine months ended September 30, 2015 Beginning balance $ 1,694 Adjustment to debt discount of Senior Notes Payable 202 Loss recognized in earnings 18,065 Ending balance $ 19,961 The table below presents a reconciliation for the Series C-2 preferred stock warrant liability measured and recorded at fair value on a recurring basis using Level 3 inputs (in thousands): Nine months endedSeptember 30, 2015 Beginning balance $ 768 Gain recognized in earnings (210) Ending balance $ 558

The table below presents a reconciliation for the common stock warrant liability measured and recorded at fair value on a recurring basis using Level 3 inputs (in thousands):

		Nine months ended September 30, 2015
Beginning balance	$	22,033
Adjustment to debt discount of Senior Notes Payable		3,600
Gain recognized in earnings		(17,418)
Ending balance	$	8,215

The valuation of the notes payable put option and the preferred and common stock warrants and input assumptions used in the valuation is discussed in Note 6 and Note 11, respectively. There were no transfers between Level 1 and Level 2 into Level 3 for the periods presented.

As of September 30, 2015, the carrying amount of the Senior Notes was $57.5 million, compared to its estimated fair value of $62.5 million which was determined based on future estimated cash flows calculated using a coupon rate of 26%, which is the borrowing rate currently available to the Company for notes with similar terms and maturities, an input that was derived from, and corroborated with, observable market data (Level 2).

11. Redeemable convertible preferred stock, common stock and deficit

The following table lists the shares of redeemable convertible preferred stock authorized and outstanding as of September 30, 2015 and December 31, 2014 (in thousands):

	September 30, 2015			December 31, 2014		
	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference
Series B-1.........	108,159	108,159	$ 108,159	108,159	108,159	$ 108,159
Series B-2.........	3,649	3,649	17,954	3,649	3,649	17,954
Series B-3.........	2,563	2,563	12,406	2,563	2,563	12,406
Series C-1	17,052	16,077	65,997	17,052	16,077	65,997
Series C-2	20,000	15,315	62,868	20,000	15,315	62,868
	151,423	145,763	$ 267,384	151,423	145,763	$ 267,384

In February and March 2014, the Company issued 0.4 million shares of Series C-1 redeemable convertible preferred stock for gross proceeds of $1.8 million.

In March 2014, the Company issued 13.1 million shares of Series C-2 redeemable convertible preferred stock in connection with the BoxTone acquisition. The fair value of the shares issued was $84.0 million.

In May 2014, the Company issued 2.2 million shares of Series C-2 redeemable convertible preferred stock in connection with the Fixmo acquisition. The fair value of the shares issued was $13.9 million.

Voting rights. The holder of each share of Series B-1, Series B-2, Series B-3, Series C-1 and Series C-2 redeemable convertible preferred stock is entitled to one vote for each share of common stock into which it is convertible. The holders, voting as a separate class, are entitled to elect four members of the Board of Directors. In addition, the holders of Series C-1, voting as a separate class, are entitled to elect one member of the Board of Directors. The holders of common stock, voting separately as a class, shall be entitled to elect one member of the Board of Directors. Holders of redeemable convertible preferred stock and common stock, voting together on an as converted to common stock basis, are entitled to elect any remaining members of the Board of Directors.

Dividend provisions. The holders of Series B-1, Series B-2, Series B-3, Series C-1 and Series C-2 redeemable convertible preferred stock shall be entitled to receive noncumulative dividends when, as and if declared by the Board of Directors, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend on the common stock, at a rate of $0.08, $0.3936, $0.3872 and $0.3284 per share per annum, respectively, as adjusted. No dividends have been declared or paid as of September 30, 2015.

C-28

Conversion. Each share of Series B-1, Series B-2, Series B-3, Series C-1 and Series C-2 redeemable convertible preferred stock is convertible, at the option of the holder, into common stock which is fully paid and nonassessable determined by dividing the applicable original issue price by the conversion price applicable to such shares in effect at the date of conversion, initially on a one for one basis, subject to certain anti-dilution adjustments as set forth in the Company's restated certificate of incorporation. The conversion price for Series B-1, Series B-2, Series B-3, Series C-1 and Series C-2 redeemable convertible preferred stock is $1.00, $4.92, $4.84, $4.105 and $4.105, respectively. Conversion is automatic upon the earlier of (a) closing of a firm commitment underwritten public offering of the Company's common stock at an aggregate offering price of not less than $50.0 million, or (b) the holders of a majority of the then outstanding shares of preferred stock (voting together as a single class on an as-converted basis) have voted in favor of such a conversion in connection with a liquidation event or a financing transaction.

Liquidation preference. In the event of any liquidation event, whether voluntary or involuntary, the holders of Series B-1, Series B-2, Series B-3, Series C-1 and Series C-2 redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the Company's assets or funds to holders of common stock, an amount equal to each Series' respective per share amount, plus all accrued or declared but unpaid dividends on such share. If assets remain in the Company, the holders of Series C-1 and Series C-2 redeemable convertible preferred stock and holders of common stock shall receive the remaining assets of the Company pro rata based on the number of shares of common stock held by each, with shares of Series C-1 and Series C-2 redeemable convertible preferred stock being treated for this purpose as if they had been converted into shares of common stock at the applicable conversion rate; not to exceed 2.5 times the original Series C-1 and Series C-2 redeemable convertible preferred stock issue price plus and declared but unpaid dividends. For purposes hereof, a liquidation event shall consist of (a) the sale, transfer, exclusive license or other disposition of all or substantially all of the Company's assets, (b) a merger or consolidation of the Company with or into another entity, (c) the transfer of the Company's securities to a person or group of affiliated persons that, after such closing, would result in such party holding 50.0% or more of the Company's then outstanding voting stock, or (d) a liquidation, dissolution or winding up of the Company. These liquidation features cause the Company's redeemable convertible preferred stock to be classified as mezzanine capital rather than as a component of Good Technology Corporation stockholders' deficit.

Common stock

Shares of common stock reserved for issuance on an as-if converted basis is as follows (in thousands):

	As of September 30,	
	2015	**2014**
Conversion of redeemable convertible preferred stock	145,763	145,763
Exercise of stock options	55,281	56,642
Available for option grants	825	1,596
Settlement of restricted stock units	845	31
Exercise of common stock warrants	21,758	21,758
Exercise of preferred stock warrants	162	162
	224,636	225,952

12. Warrants

Series C-2 redeemable convertible preferred stock warrants

In connection with the BoxTone acquisition, the Company issued 45,859 and 116,387 fully vested Series C-2 redeemable convertible preferred stock warrants at an exercise price of $1.74 and $2.01 per share, respectively (see Note 3). The warrants expire upon the later of (i) June 14, 2018 or (ii) five years after the closing of the Company's initial public offering of its common stock. The per share fair value of the warrants on date of issue was determined to be $4.96 and $4.78, respectively, based on the Black-Scholes valuation model using the following assumptions: (a) volatility of 49.5%, (b) expected term of 4.87 years, (c) risk-free interest rate of 1.66% and (d) fair value of $6.40 per share of preferred stock. The Company recorded the fair value at issuance, or $0.8 million, to non-current liabilities.

C-29

C-30 The Company recorded a gain of $0.2 million for the change in the estimated fair value of the C-2 preferred stock warrants for the nine months ended September 30, 2015. The preferred stock warrants are classified as a non-current liability on the Company’s consolidated balance sheets. Common stock warrants In December 2013 and April 2014, the Company issued common stock warrants in connection with a loan and security agreement. The Company issued 532,500 fully vested common stock warrants at an exercise price of $3.22 per share in each of December 2013 and April 2014. The warrants expire upon the earlier to occur of (i) December 31, 2023 or (ii) the consummation of a termination event defined as either (a) the sale, lease, exclusive license, or other disposition of substantially all of the assets of the Company, (b) any merger or consolidation of the Company into or with another person or entity, or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (c) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power. The per share fair value of the warrants on date of issue was determined to be $2.40 based on the Black- Scholes valuation model using the following assumptions: (a) volatility of 55.5%, (b) expected term of 10 years, (c) risk-free interest rate of 3.04% and (d) fair value of $3.49 per share of common stock. Further, the calculated fair value of the warrants is allocated to the warrants based on its relative fair value to the debt issued in connection with the warrants. The Company recorded the allocated fair value at issuance, or $1.1 million, as an increase in additional paid-in capital and a decrease in bank debt. In the event of the closing of a Qualified IPO, the exercise price of the Warrants shall be adjusted to equal the lesser of the applicable exercise price and a percentage of the price per share at which the shares of common stock are sold in the Qualified IPO (“Qualified IPO Price”) as follows: (1) if the Qualified IPO occurs on or prior to the 12-month anniversary of the issue date of the Senior Notes, 100% of the Qualified IPO Price; (2) if the Qualified IPO occurs after the 12-month anniversary of the issue date of the Senior Notes but on or prior to the 24-month anniversary date of the issue date of the Senior Notes, 90% of the Qualified IPO Price; (3) if the Qualified IPO occurs after the 24-month anniversary of the issue date of the Senior Notes but on or prior to the 36-month anniversary date of the issue date of the Senior Notes, 80% of the Qualified IPO Price, and (4) if the Qualified IPO occurs after the 36-month anniversary of the issue date of the Senior Notes, 70% of the Qualified IPO Price. In September 2014, the Company issued 16,260,160 fully vested common stock warrants in connection with the issuance of the Senior Notes (see Note 6) at an exercise price of $4.92 per share. The Warrants expire on September 30, 2018. At any time from and after 180 days following the date of the final prospectus of the Qualified IPO and prior to expiration, the Warrants shall be exercisable in accordance with their terms. Net share settlement shall apply upon all exercise of Warrants. The Warrants have certain provisions whereby the Company may redeem the Warrants on or after the first year anniversary of the completion of a Qualified IPO if the closing sale price of the Company’s common stock for 20 or more trading days in any 30 consecutive trading day period is equal to or greater than 200% of the initial exercise price of $4.92 per share. In the event of certain change of control transactions prior to a Qualified IPO pursuant to which the Company’s common stock is converted into or exchanged for publicly traded common stock of the acquirer, cash, assets or any combination thereof, the Warrants will be deemed exercised, without any action by the holder of the Warrant, such exercise to be effective immediately prior to the earlier of the applicable date for determining the shares of outstanding Company common stock entitled to receive the consideration pursuant to such transaction and the effective time or closing the change of control transaction, for shares of the Company’s common stock at a price equal to the lesser of (a) 80% of the transaction price of the change of control per share of common stock in such change of control and (b) the exercise price of a Warrant in effect immediately prior to the effective time of the change of control, but in no event shall be less than $1.00 per share, subject to adjustment. In the event of certain change of control transactions subsequent to a Qualified IPO pursuant to which the Common Stock is converted into or exchanged for consideration that is entirely publicly traded stock of the acquirer, the Warrants will become exercisable into the common stock of the public acquirer at the same ratios as the holders of the Company’s common stock receive in the transaction. In such event, the

C-31 Company will also have the right to purchase the Warrants from the holders by paying to the holders cash in an amount equal to the Black-Scholes value based on an assumed volatility of 45%. In the event of certain other change of control transactions subsequent to a Qualified IPO, the holders of the Warrants will be entitled to receive a cash payment equal to the value of the Warrants based on the Black-Scholes model using an assumed volatility of 45%, and the Warrant shall cease to be exercisable from and after the earlier of the effective time or closing of such change of control transaction. The warrants issued in connection with the Senior Notes are considered detachable and may be settled for cash. As a result, the warrants are classified as a liability and are carried at fair value with any changes in fair value recognized in earnings. In addition, the discount on the Senior Notes related to the fair value of the warrants will be amortized on an effective interest rate method as interest expense over the life of the Senior Notes. The fair value of the Warrants as of September 30, 2015 was determined to be $0.51 per share, based on the Monte Carlo valuation model using a probability weighted IPO scenario with the following assumptions (a) volatility of 40%, (b) expected term of 3.25 years, (c) risk-free interest rate of 1.10% and (d) fair value of $0.94 per share of common stock, and a probability weighted M&A scenario with the following assumptions (a) volatility of 35%, (b) expected term of 0.42 years, (c) risk-free interest rate of 0.07% and (d) fair value of $0.86 per share of common stock. As a result, the estimated fair value of the warrants as of September 30, 2015 was $8.2 million and the Company recorded a gain of $17.4 million for the change in the estimated fair value during the nine months ended September 30, 2015. 13. Employee benefit plans The Company has made a 401(k) retirement savings plan available to all full-time United States employees. Under this plan, employee and employer contributions and accumulated plan earnings qualify for favorable tax treatment under Section 401(k) of the Internal Revenue Code. For each of the three months ended September 30, 2015 and 2014, the Company’s contributions to the plan were $0.1 million. For each of the nine months ended September 30, 2015 and 2014, the Company’s contributions to the plan were $0.7 million and $0.8 million, respectively. The Company has a retirement savings plan available to all of its full-time United Kingdom employees. Under this United Kingdom plan, employee contributions and accumulated plan earnings qualify for favorable tax treatment under Chapter IV, Part XIV, of the United Kingdom Income and Corporation Taxes Act of 1988. The Company’s contributions to the UK plan were $83,000 and $64,000 for the three months ended September 30, 2015 and 2014, respectively. For each of the nine months ended September 30, 2015 and 2014, the Company’s contributions to the UK plan were $0.2 million. 14. Related party transactions Transactions with LG Electronics—The Company had revenues of approximately $0.3 million and $1.4 million for the three months ended September 30, 2015 and 2014, respectively, and $3.0 million and $4.6 million for the nine months ended September 30, 2015 and 2014, respectively from sales to LG Electronics. Accounts receivable from LG Electronics was $0.5 million and $0.3 million as of December 31, 2014 and September 30, 2015, respectively. 15. Segment reporting Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer. The Chief Executive Officer reviews financial information presented on a consolidated basis, accompanied by information about revenues by geographic region for purposes of allocating resources and evaluating financial performance. The Company has one business activity and there are no segment managers who are held accountable for operations, operating results and plans below the consolidated level. Accordingly, the Company has a single reportable segment.

C-32 Geographical information Operations outside of the United Sates consist principally of research and development and sales activities. Geographic revenues are identified by the location of the end customer and in the event that the Company delivers its software to an OEM, reseller or other channel partner and does not have end customer location information, geographic revenues are identified by the “deliver to” location of the OEM, reseller or other channel partner. The following table presents the Company’s revenues by geographic area (in thousands): Nine Months Ended September 30, 2015 2014 United States ....................................................... $ 107,215 $ 96,417 Canada ................................................................ 17,803 16,764 Europe ................................................................ 35,601 25,920 South Korea ........................................................ 2,994 4,584 Other ................................................................... 10,264 9,030 Total ..................................................................... $ 173,877 $ 152,715 A substantial majority of the Company’s long lived fixed assets reside in the United States as of September 30, 2015 and December 31, 2014. 16. Net loss per share attributable to Good Technology Corporation common stockholders The Company’s basic net loss per share attributable to Good Technology Corporation common stockholders is calculated by dividing the net loss attributable to Good Technology Corporation common stockholders by the weighted-average number of shares of common stock, including vested restricted common stock awards that converted to common stock, outstanding for the period. The diluted net loss per share attributable to Good Technology Corporation common stockholders is computed by giving effect to all potential common stock equivalents outstanding for the period, to the extent dilutive. The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to Good Technology Corporation common stockholders (in thousands, except per share amounts): Nine Months Ended September 30, 2015 2014 Net loss attributable to Good Technology Corporation common stockholders ..................... $ (74,499) $ (73,990) Shares used in computing net loss per share attributable to Good Technology ......................... 74,533 64,447 Net loss per share attributable to Good Technology Corporation common stockholders, basic and diluted ........................... $ (1.00) $ (1.15) For purposes of this calculation, stock options to purchase common stock and warrants to purchase common stock are considered to be common stock equivalents but have been excluded from the calculation of diluted net loss per share attributable to Good Technology Corporation common stockholders as their effect is antidilutive and redeemable convertible preferred stock have been excluded from the calculation of diluted net loss per share attributable to Good Technology Corporation common stockholders as it does not have a contractual obligation to share in the Company’s losses. The outstanding redeemable convertible preferred stock, unvested restricted stock units, and common stock equivalents that were excluded from the computation of diluted net loss per share attributable to Good Technology Corporation common stockholders for the periods presented were as follows (in thousands):

	Nine Months Ended September 30,	
	2015	2014
Redeemable convertible preferred stock	145,763	145,763
Options to purchase common stock	53,725	56,642
Preferred stock warrants	162	162
Common stock warrants	21,758	21,758
Unvested restricted common stock awards	820	31
Total	222,228	224,356

17. Intellectual property licensing

As discussed in Note 7 above, in April 2015, the Company and AirWatch and VMware entered into a Patent License and Settlement Agreement pursuant to which all outstanding litigation between the Parties was settled. As part of the agreement, VMware agreed to pay the Company $26.0 million and grant a nonexclusive, royalty-free, worldwide, and irrevocable license under its Specified Licensed Patents and Covered Patents as defined in the Agreement. In addition, the Company granted AirWatch and VMware a nonexclusive, royalty-free, worldwide, and irrevocable license under its Specified Licensed Patents and Covered Patents as defined in the Agreement. The licenses granted under the Specified Licensed Patents by the Parties will be for the life of the Specified Licensed Patents beginning from the effective date of the Agreement. The licenses granted under the Covered Patents by the Parties will be for a period of 7 years beginning from the effective date of the Agreement ("Covered Period"). The Company is still in the process of determining the value of cross-license from VMware and has not recorded any value related to the cross-license. Since the license from the Company to VMware and AirWatch contains a license to future intellectual property developed by the Company over the seven-year Covered Period, the total cash consideration of $26.0 million received from VMware and AirWatch will be amortized ratably over the period beginning in November 2012 (the date of first alleged infringement) and ending in March 2022 (the end of the Covered Period).

18. Subsequent events

On September 4, 2015, BlackBerry entered into a definitive agreement to acquire Good for $425 million in cash. The transaction was completed on October 30, 2015. As part of the closing of the transaction, BlackBerry paid off the $80.0 million Senior Notes on October 30, 2015.

For the purposes of these condensed consolidated financial statements, the Company has evaluated subsequent events through January 13, 2016, the date on which these condensed consolidated financial statements were issued.

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